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                                                                    Exhibit 10.3
                         Sales Representation Agreement

This Agreement is entered into between About.com, Inc. ("About") and PRIMEDIA Inc. on behalf of itself and its wholly owned subsidiaries (collectively, "PRIMEDIA") as of October 29, 2000.

      WHEREAS, About owns and operates ABOUT.COM, a platform comprised of more than 800 targeted, topic-specific web sites (the "About Sites");

      WHEREAS, About employs approximately 150 sales persons who have been primarily charged with selling advertising on About;

      WHEREAS, PRIMEDIA is an integrated media company which owns and operates a variety of media products including more than 200 web sites, employs more than 1300 sales persons and has substantial expertise in selling endemic advertising;

      WHEREAS, About wishes to engage PRIMEDIA, and PRIMEDIA wishes to be engaged, as About's advertising sales representative with respect to certain types of advertising as set forth herein;

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows

1. DEFINITION. For purposes of this Agreement, "Endemic Advertising" shall mean advertising that promotes goods or services related to the editorial of a particular publication or web site (e.g., automobile manufactures would be Endemic Advertisers for car enthusiast magazines and web sites).

2. REPRESENTATION. Beginning on the date hereof and for the duration of the Term (as defined) PRIMEDIA and About hereby agree that PRIMEDIA will serve as About's worldwide advertising sales representative for the purpose of effecting the sale of Endemic Advertising for the About Sites listed on Schedule A hereto (the "PRM Sold Sites"). This representation will go into effect as follows: (a) from November 1, 2000 through January 31, 2001, PRIMEDIA will serve as About's exclusive third party sales representative for the PRM Sold Sites; (b) from February 1, 2001 through April 30, 2001, PRIMEDIA will serve as About's exclusive third party representative as the preferred seller (over any About employees or other agents with whom there is a channel conflict) for the PRM Sold Sites; and (c) beginning in the second quarter of 2001 and for the remainder of the term, PRIMEDIA shall serve as the exclusive sales representative on the PRM Sold Sites. The parties agree that the number of PRM Sold Sites shall grow to 20% of About's Sites so long as PRIMEDIA's selling efforts are commercially reasonable as to price and volume.

3. TERMS. PRIMEDIA shall use commercially reasonable efforts to solicit and sell About advertising and to otherwise advance and promote the About Sites consistent with good sales practices. PRIMEDIA shall provide About with regular reports and forecasts with respect to its sales efforts. PRIMEDIA shall adhere to the established rate policies of About as in effect and changed from time to time provided however that the rate policies for the PRM Sold Sites shall be consistent with those of About's other sites. About shall have the right, in its sole discretion and without obligation to PRIMEDIA, to accept or reject any order, advertiser or any sale of advertising space, or advertising of any nature tendered by PRIMEDIA. About reserves the right to sell to all non-Endemic Advertising without paying the Commission (as defined).

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4.    COMMISSIONS. About agrees to pay PRIMEDIA a commission equal to 20% of the
      Net Advertising Revenues (as defined) from Endemic Advertising on the PRM Sold Sites (the "Commission"). Through March 31, 2001, the Commission shall be payable only with respect to advertising sales actually generated by PRIMEDIA. Beginning on April 1, 2001 and for the remainder of the term, the Commission shall be payable on all Endemic Advertising on the PRM Sold Sites regardless of whether such sales are generated directly by PRIMEDIA. Net Advertising Revenue is defined as cash received by About after deduction of charges for agency commissions, refunds, credits, allowances and cash discount for payment.

5. SALES LITERATURE. About agrees to provide PRIMEDIA with sales literature and related materials in appropriate types and quantities at no cost to PRIMEDIA. PRIMEDIA agrees that all information and materials provided by About, including but not limited to, publications, sample product, selling aids, selling presentations, sales literature, customer and prospective customer lists and databases, and call reports, whether maintained on a computer or in non-computerized format, is the property of About, and all such non-public information and materials and trade secrets, including but not limited to, advertiser/customer and prospect lists, that PRIMEDIA may come into possession of shall be kept confidential and not be disclosed by PRIMEDIA to any third party. PRIMEDIA further agrees that About retains the ownership of its customer databases, and software supplied in relationship to such databases. Upon termination, PRIMEDIA agrees to return immediately to About all company-owned property, including but not limited to, equipment, selling aids, materials, letterhead, call reports, route books, customer lists, prospect lists, and databases. Any sales literature created by PRIMEDIA will be subject to About's reasonable approval.

6. INTEGRATION/COORDINATED EFFORTS. As soon as practicable after the execution of this Agreement, PRIMEDIA and About will each designate two senior level executives with responsibility and experience in sales (the "Sales Task Force") to meet for the purpose of coordinating the efforts of the sales forces of PRIMEDIA and About. The Sales Task Force will develop strategies designed to take advantage of the strengths, experience and industry contacts of the various members of the parties' respective sales forces. This strategy shall include plans to:

                  o develop "package buys" for advertisers of advertising in PRIMEDIA and About products;

                  o develop plans for converting additional About Sites to PRM Sold Sites;

                  o     target Endemic Advertisers with appropriate personnel;
                        and

                  o provide opportunities and incentives for members of the respective sales forces to sell each other's advertisements.

7. TERM. The term of this Agreement shall be from the date of this Agreement through December 31, 2005 (the "Term") and shall automatically renew for additional one year terms unless one party notifies the other of its intent not to renew one hundred and eighty (180) days in advance of the expiration of any term. If either party is in material breach of this Agreement for a period of at least six months, the non-breaching party shall have, in addition to any other remedies available under law, the right upon notice to the breaching party, to terminate this Agreement.

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8.    NAMES. PRIMEDIA understands that it has no proprietary rights to the names
      "About", "About.com" nor the names of any of the Web Sites and shall only use such names in a manner approved by About.

9. REPRESENTATIONS OF PRIMEDIA. PRIMEDIA represents and warrants that it has the full power and authority to enter into this Agreement; that in performing under this Agreement, it will not violate the terms of any agreement with any third party; that the materials it and all elements thereof that it contributes will not violate any third party rights. PRIMEDIA agrees to indemnify and hold About harmless against any liabilities, losses, damages, costs or expenses, including reasonable attorneys' fees, arising from any claim, action or proceeding based upon or in any way related to breach or alleged breach of these representations and warranties.

10. REPRESENTATIONS OF ABOUT. About represents and warrants that it has the full power and authority to enter into this Agreement; that in performing under this Agreement, it will not violate the terms of any agreement with any third party; that the materials it and all elements thereof that it contributes will not violate any third party rights. About agrees to indemnify and hold About harmless against any liabilities, losses, damages, costs or expenses, including reasonable attorneys' fees, arising from any claim, action or proceeding based upon or in any way related to breach or alleged breach of these representations and warranties.

11. INDEMNIFICATION. (a) About shall indemnify, defend and hold harmless PRIMEDIA and its subsidiaries, affiliates, officers, directors and employees from any loss, expense (including reasonable attorneys' fees), damage or liability arising out of any claim, demand or suit resulting from (i) any breach of any representation or warranty made by About hereunder, (ii) any false or misleading information in About's sales literature and related materials or otherwise provided to PRIMEDIA by About for the purpose of soliciting sales, and (iii) About's failure to fulfill its obligations under any duly authorized advertising contract or insertion order.

            (b) PRIMEDIA shall indemnify, defend and hold harmless About and its subsidiaries, affiliates, officers, directors and employees from any loss, expense (including reasonable attorneys' fees), damage or liability arising out of any claim, demand or suit resulting from (i) any breach of any representation or warranty made by PRIMEDIA hereunder and (ii) any false or misleading information generated by PRIMEDIA for the purpose of soliciting sales.

12. GOVERNING LAW. The terms and provisions of this Agreement shall be governed and interpreted in accordance with the laws of the State of New York.

13. AMENDMENT; WAIVER. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

14. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

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                  If to About to it at

                  About.com, Inc.
                  1440 Broadway, 19th Floor
                  New York, New York 10018
                  Attention: Alan Blaustein,
                             President Corporate Development
                  Fax: (212) 204-1521

                  with a copy to

                  Brobeck, Phleger & Harrison LLP
                  1633 Broadway, 47th Floor
                  New York, New York 10019
                  Attention: Eric Simonson, Esq.
                  Fax:  (212) 586-7878

                  If to PRIMEDIA, to:

                           PRIMEDIA Inc.
                           745 Fifth Avenue
                           New York, New York 10151
                           Telecopy No. (212) 745-0131:
                           Confirmation No.(212) 745-0100
                           Attention: Mr. Charles McCurdy

                  with a copy to:

                           PRIMEDIA Inc.
                           745 Fifth Avenue
                           New York, New York 10151
                           Telecopy No.: (212) 745-0131
                           Confirmation No.: (212) 745-0628
                           Attention: Christopher A. Fraser, Esq.

15. SEPARABILITY. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

16. ASSIGNMENT AND BINDING EFFECT. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the others. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

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17.   NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

18. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof, provided that receipt of such facsimile is confirmed in writing. Original copies shall follow by documented overnight delivery.

19. EXPENSES. Each party shall pay all of its respective expenses relating to the transactions contemplated hereby including, without limitation, the expenses of its attorneys and financial advisors.

20. INTERPRETATION. The parties hereto agree that in interpreting this Agreement there shall be no inference against the drafting party.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
21.

ABOUT.COM, INC.                         PRIMEDIA INC.

/s/ Scott Kurnit                        /s/ Beverly C. Chell
---------------------------------       ----------------------------------------
Name:  Scott Kurnit                     Name:  Beverly C. Chell
Title: Chairman and Chief               Title: Vice Chairman
       Executive Officer